United States securities and exchange commission logo





                    May 24, 2024

       Jonathan Banas
       Chief Financial Officer
       Cooper-Standard Holdings Inc.
       40300 Traditions Drive
       Northville, Michigan 48168

                                                        Re: Cooper-Standard
Holdings Inc.
                                                            Form 10-K for the
Year Ended December 31, 2023
                                                            Filed February 16,
2024
                                                            File No. 001-36127

       Dear Jonathan Banas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing